SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1) *

Concordia International Corp.
(Name of Issuer)

Limited Voting Shares
(Title of Class of Securities)

20653P102
(CUSIP Number)

Hayley Tanguy

Cinven Capital Management (V) General Partner Limited
Level 4, Mill Court
La Charroterie
St. Peter Port, Guernsey GY1 1EJ
Tel: +44 (0)1481743650
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With a copy to:

Andrew J. Beck

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York. New York 10036

Tel: (212) 880-6000

September 6, 2018
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons CINVEN CAPITAL MANAGEMENT (V) GENERAL PARTNER LIMITED
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☒
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person CO

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons CINVEN CAPITAL MANAGEMENT (V) LIMITED PARTNERSHIP INCORPORATED
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☒
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND (NO.1) LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND (NO.2) LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND (NO.3) LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND (NO.4) LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND (NO.5) LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND (NO.6) LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization GUERNSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND CO-INVESTMENT PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization ENGLAND AND WALES

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons CINVEN MANCO S.A.R.L
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization LUXEMBOURG

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person CO

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons FIFTH CINVEN FUND FCP-SIF
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization LUXEMBOURG

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 21,873 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 21,873 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 21,873 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.04%
14	Type of reporting person OO

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons CCM GENERAL PARTNER LIMITED
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization JERSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 2,237 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 2,237 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 2,237 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.005%
14	Type of reporting person CO

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons CCM CO-INVEST LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization JERSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 2,237 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 2,237 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 2,237 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.005%
14	Type of reporting person PN

SCHEDULE 13D

CUSIP No. 20653P102

1	Names of reporting persons CCM MEZZANINE CO-INVEST LIMITED PARTNERSHIP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3	SEC use only
4	Source of funds SC
5	Check Box if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
6	Citizenship or place of organization JERSEY

Number of shares beneficially owned by each reporting person with	7	Sole voting power 0
	8	Shared voting power 2,237 (See Item 5)
	9	Sole dispositive power 0
	10	Shared dispositive power 2,237 (See Item 5)

11	Aggregate amount beneficially owned by each reporting person 2,237 (See Item 5)
12	Check Box if the aggregate amount in Row (11) excludes certain shares ☐
13	Percent of class represented by amount in Row (11) 0.005%
14	Type of reporting person PN

This Amendment No. 1 to the Schedule 13D amends and supplements the Statement on Schedule 13D filed with the United States Securities and Exchange Commission on November 2, 2015. Capitalized terms used herein without definition shall have the meaning set forth in such Statement.

1.	Security and Issuer.

Item 1 of the Schedule 13D is hereby amended and restated in its entirety as follows:

The title and class of equity security to which this Statement on Schedule 13D (this “Schedule 13D”) relates is the limited voting shares (the “Shares”), of Concordia International Corp. (“Concordia”), a corporation incorporated under the laws of Canada. The principal executive offices of Concordia are located at 5770 Hurontario Street, Suite 310, Mississauga, Ontario, Canada L5R 3G5.

5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

On September 6, 2018, Concordia completed a recapitalization pursuant to which, among other things, Concordia’s existing common shareholders, including the Reporting Persons, retained their common shares, subject to a 1-for-300 share consolidation and re-designation as limited voting shares, and Concordia issued new limited voting shares to third parties pursuant to a private placement transaction and pursuant to an exchange of certain unsecured debt of the Company for limited voting shares.

(a)-(b)	The 24,110 Shares held by the Funds represent approximately 0.05% of the outstanding Shares.

As of the date hereof, each of Cinven, GPLP, the Limited Partnerships, Cinven Co-Investment Partnership and FCP may be deemed to be the beneficial owner of 21,873 Shares. As of the date hereof, each of CCM GP, CCM Co-Invest Partnership, and Mezz Co-Invest Partnership may be deemed to be the beneficial owner of 2,237 Shares.

The Limited Partnerships are controlled and managed by Cinven, which is authorized and regulated by the Guernsey Financial Services Commission. The FCP is managed and controlled by Manco. The Limited Partnerships, the Cinven Co-Investment Partnership and the FCP are parties to an agreement whereby the Cinven Co-Invest Partnership and the FCP act in accordance with the actions of the Limited Partnerships, meaning that Cinven also effectively controls the Cinven Co-Invest Partnership and the FCP.

Each of the CCM Co-Invest Partnership and the Mezz Co-Invest Partnership is controlled by its general partner, CCM GP. Each of the CCM Co-Invest Partnership and the Mezz Co-Invest Partnership is a party to a limited partnership agreement whereby, amongst other things, CCM GP has agreed to dispose of its Shares in accordance with the Limited Partnerships.

Each Reporting Person disclaims beneficial ownership of the Shares held by any person, other than such Reporting Person.

(c)	Other than as described above, none of the Reporting Persons, nor, to their knowledge, any of the Scheduled Persons, has effected any transactions in the Shares during the past sixty (60) days.

(d)	None.

(e)	The Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares on September 6, 2018.

SIGNATURE

After reasonable inquiry and to the best of each undersigned’s knowledge and belief, each undersigned certifies as to itself that the information set forth in this statement is true, complete and correct.

Dated: October 1, 2018	CINVEN CAPITAL MANAGEMENT (V) GENERAL PARTNER LIMITED

	By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

CINVEN CAPITAL MANAGEMENT (V) LIMITED PARTNERSHIP INCORPORATED, by its general partner, CINVEN CAPITAL MANAGEMENT (V) GENERAL PARTNER LIMITED

By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

FIFTH CINVEN FUND (NO.1) LIMITED

PARTNERSHIP, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

LIMITED PARTNERSHIP

INCORPORATED, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

GENERAL PARTNER LIMITED

By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

FIFTH CINVEN FUND (NO.2) LIMITED

PARTNERSHIP, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

LIMITED PARTNERSHIP

INCORPORATED, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

GENERAL PARTNER LIMITED

By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

FIFTH CINVEN FUND (NO.3) LIMITED

PARTNERSHIP, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

LIMITED PARTNERSHIP

INCORPORATED, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

GENERAL PARTNER LIMITED

By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

FIFTH CINVEN FUND (NO.4) LIMITED

PARTNERSHIP, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

LIMITED PARTNERSHIP

INCORPORATED, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

GENERAL PARTNER LIMITED

By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

FIFTH CINVEN FUND (NO.5) LIMITED

PARTNERSHIP, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

LIMITED PARTNERSHIP

INCORPORATED, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

GENERAL PARTNER LIMITED

By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

FIFTH CINVEN FUND (NO.6) LIMITED

PARTNERSHIP, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

LIMITED PARTNERSHIP

INCORPORATED, by its general partner,

CINVEN CAPITAL MANAGEMENT (V)

GENERAL PARTNER LIMITED

By:	/s/ Hayley Tanguy
Name: Hayley Tanguy
Title: Director

FIFTH CINVEN FUND CO- INVESTMENT PARTNERSHIP, acting by its partner, CIP (V) NOMINEES LIMITED

By:	/s/ Babett Carrier
Name: Babett Carrier
Title: Director

CINVEN MANCO S.A.R.L

By:	/s/ Gautier Laurent
Name: Gautier Laurent
Title: Manager

By:	/s/ Ganash Lokanathen
Name: Ganash Lokanathen
Title: Manager

FIFTH CINVEN FUND FCP-SIF, by its manager, CINVEN MANCO S.A.R.L.

By:	/s/ Gautier Laurent
Name: Gautier Laurent
Title: Manager

By:	/s/ Ganash Lokanathen
Name: Ganash Lokanathen
Title: Manager

CCM GENERAL PARTNER LIMITED

By:	/s/ Grant Collins
Name: Grant Collins
Title: Director

CCM CO-INVEST LIMITED PARTNERSHIP by its general partner, CCM GENERAL PARTNER LIMITED

By:	/s/ Grant Collins
Name: Grant Collins
Title: Director

CCM MEZZANINE CO-INVEST LIMITED PARTNERSHIP, by its general partner, CCM GENERAL PARTNER LIMITED

By:	/s/ Grant Collins
Name: Grant Collins
Title: Director